HARBOURSIDE CPA

January 27, 2022

British Columbia Securities Commission
Suite 701West Georgia Street
P.O. Box 10142, Pacific Centre
Vancouver, B.C. V7Y 1L2

Alberta Securities Commission
Suite 600, 250 – 5th Street SW
Calgary, Alberta T2P 0R4

Ontario Securities Commission
20 Queen Street West, 20th Floor
Toronto, Ontario M5H 3S8

Dear Sir/Madam:

Re: Digatrade Financial Corp. (the "Company")

In accordance with National Instrument 51-102, we have read the Company's Change of Auditor Notice dated **January 27, 2022** and agree with each statement contained therein based upon our knowledge of the information at this date.

Should you require any clarification or further information, please do not hesitate to contact the undersigned.

Yours truly,

HARBOURSIDE CPA LLP

HARBOURSIDE CPA LLP

t 604.688.7227
f 604.681.7716
harboursidecpa.com
SUITE 1140-1185
WEST GEORGIA STREET,
VANCOUVER, BC V6E 4E6